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                      December 14, 2020

       Michael F. Sullivan
       Chief Executive Officer
       Amerityre Corporation
       1501 Industrial Road
       Boulder City, Nevada 89005

                                                        Re: Amerityre
Corporation
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2020
                                                            Filed September 11,
2020
                                                            File No. 000-50053

       Dear Mr. Sullivan:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing